Exhibit 99.1

KIWIBOX.COM: The Online Community for Old Teens & Young Adults to Explore, Connect, Party and...

KIWIBOX.COM Launches New Version of Website with Latest Social Network Technology

NEW YORK, May 20 /PRNewswire-FirstCall/ -- KIWIBOX.COM, Inc. (OTC Bulletin Board: KIWB) has launched a new version of its website, expanding its community to include more activities for young adults in the US for an exciting way to make new friends and network in a safe environment. In fact, since January, KIWIBOX.COM has enjoyed a 110% increase in its web page impressions. To follow up on this surge in traffic and to accommodate the rapid expansion of its membership activities to college students and young professionals, Kiwibox accelerated the integration of its new technology. KIWIBOX.COM  now includes features such as microblogging, e-mail, blogging, messaging, status announcements, chats and discussions boards which allow users to easily communicate with their current friends as well as make new ones.

Other notable features include customizable profiles, news feeds and photo galleries (private and public). KIWIBOX.COM also has an online magazine containing interviews with famous musicians, entertainment and beauty/fashion news. Unlike other social networks, KIWIBOX.COM has more than 10 years of experience and editorial content behind it.

KIWIBOX.COM users can generate content and play a vital role in the development of the communities. Users may choose to be party photographers, promoters, writers, reporters, group leaders or site operators. KIWIBOX.COM offers advertisers its regional content offerings for specifically targeted profile groups. With this new technology, KIWIBOX.COM now offers advertisers the ability to channel advertise its products to its target audience.

About KIWIBOX.COM: KIWIBOX.COM is the only stand-alone social network community company whose shares are traded in the public stock market under the trading symbol "KIWB".

KIWIBOX.COM was founded in 1999 to give teenagers a voice on the internet and was a leader in the teen oriented world for several years. In 2008, the company launched a new version 2.0, expanding its community to serve teens & young adults to explore, connect, party and... The new platform brings the community to the next level with the latest social network technology.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

CONTACT: Andre Scholz, +1-212-239-8210, ascholz@kiwibox.com